                VOID AFTER 5:00 P.M. NEW YORK TIME, ON MARCH 21, 2000 WARRANT TO PURCHASE 4,256,000 SHARES OF SERIES A PREFERRED STOCK


                     WARRANT TO PURCHASE SERIES A PREFERRED STOCK

                                          OF

                               EXCEL LEGACY CORPORATION



     This is to certify that, FOR VALUE RECEIVED, SOUTHEASTERN ASSET MANAGEMENT, INC., a Delaware corporation ("Southeastern"), for and on behalf of its assignee, LONGLEAF PARTNERS REALTY FUND, A SERIES OF LONGLEAF PARTNERS FUNDS TRUST, a Massachusetts business trust, or assigns (the "Holder"), is entitled to purchase, subject to the provisions of this Warrant, from EXCEL LEGACY CORPORATION, a Delaware corporation (the "Company"), 4,256,000 fully paid, validly issued and nonassessable shares of Series A Liquidating Preference Convertible Preferred Stock due 2005, par value $.01 per share, of the Company (the "Series A Preferred Stock") at a price of $5.00 per share. Subject to Section (f) below, the number of shares of Series A Preferred Stock to be received upon the exercise of this Warrant may be adjusted upward from time to time as hereinafter set forth, and the price to be paid for each share of Series A Preferred Stock may be adjusted downward from time to time as hereinafter set forth. The shares of Series A Preferred Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Shares" and the exercise price for a share of Series A Preferred Stock in effect at any time and as adjusted from time to time is hereinafter sometimes referred to as the "Exercise Price." All provisions of the Registration Rights Agreement of even date herewith between the Company and Southeastern or its assignee, the Holder, shall apply to the Warrant Shares and to any shares of common stock, par value $.01 per share, of the Company (the "Common Stock"), into which the Warrant Shares may be convertible, and the Warrant Shares and the shares of Common Stock into which the Warrant

Shares may be convertible shall be included in any Registration Statement filed pursuant to such Registration Rights Agreement.

     (a)  EXERCISE OF WARRANT

          (1) The Holder may exercise this Warrant in whole or in part at any time or from time to time on or after the date hereof and until 5:00 p.m. (New York time) on the earlier of the second anniversary date of the effective date of this Warrant or ninety days after the Company has issued additional common or preferred equity in a public offering at an adjusted price of not less than $5.00 per share; provided, however, that if either such day is a holiday or a day on which banking institutions in the State of New York are authorized by law to close, then 5:00 p.m. (New York time) on the next succeeding day which shall not be such a day.

          (2) Within seven days following written request by the Company delivered to the Holder at any time or from time to time during the Exercise Period, the Holder shall exercise this Warrant in whole or in part (as requested by the Company), subject to each of the following pre-conditions:

               (i) The Company shall have issued additional common or preferred equity in a public offering at an adjusted price of not less than $5.00 per share.

               (ii) The Holder shall not be obligated to exercise this Warrant if, after giving effect to such exercise, the exercise thereof would cause it to violate any applicable provision of the Investment Company Act of 1940 or any rule or regulation thereunder and, in addition, its Percentage Ownership (as defined below) of the voting securities of the Company, including without limitation, the Series A Preferred Stock, the Common Stock, the Warrant Shares, any other shares of voting securities which may be outstanding, and any options for voting securities exercisable within three years of the date of exercise of the Warrant (collectively, the "Voting Securities") would exceed 20% of such Voting Securities. For purposes hereof, "Percentage Ownership" at any date shall equal a fraction, expressed as a percentage, the numerator of which shall be the number of Voting Securities owned by the Holder on such date (giving effect to the whole or partial exercise of this Warrant, as requested by the Company), and the denominator of which shall be the total number of Voting Securities outstanding on such date (giving effect to the whole or partial exercise of this Warrant, as requested by the Company).

               (iii) After giving effect to the exercise of the Warrant as of the date of the proposed exercise, the percentage of assets of the Holder which would then be invested in "restricted" or "illiquid" securities (as defined in and limited by the Holder's investment restrictions as stated in its Prospectus or under any applicable provisions of the Investment Company Act of 1940 or interpretations thereof by the Securities and Exchange Commission or its Division of Investment Management), would not then exceed the maximum allowable limitation. If this subsection (a)(2)(iii) would have the effect of limiting the number of Warrant Shares which the Holder could otherwise acquire, the Company, in its absolute discretion, will consider accepting and the Holder will consider exchanging, subject to compliance with any applicable provisions of law, other shares of stock then held by the Holder which are classified as "restricted" or "illiquid" in order to facilitate the exercise of the Warrant with respect to any Warrant Shares which would otherwise be limited by the provisions hereof. If such an exchange of stock cannot be accomplished for any reason, the Holder shall not be obligated to exercise the Warrant except to the extent the exercise would otherwise be required hereunder. Nothing in this subsection (a)(2)(iii) shall be construed as requiring the Company to accept "restricted" or "illiquid" securities from the Holder in order to facilitate the exercise of the Warrant.

          (3) If during the Exercise Period and pursuant to the Certificate of Designation of the Series A Preferred Stock, all of the outstanding shares of Series A Preferred Stock are converted into shares of Common Stock and any part of this Warrant remains unexercised at the time of such conversion, then such part shall be automatically converted without any action on the part of the Holder or the Company into the right to purchase, subject to the provisions of this Warrant, the number of shares of Common Stock into which the Warrant Shares deliverable upon exercise of this Warrant are then convertible, as the same may have been adjusted from time to time, at a price per share equal to the

Exercise Price, as the same may have been adjusted from time to time. Following such conversion, all references herein to "Series A Preferred Stock" shall be deemed to refer to "Common Stock," all references herein to "Warrant Shares" shall be deemed to refer to the shares of Common Stock deliverable upon exercise of this Warrant, and all references herein to "Exercise Price" shall be deemed to refer to the exercise price for a share of Common Stock. The number of shares of Common Stock to be received upon the exercise of this Warrant and the price to be paid for each share of Common Stock may thereafter be adjusted from time to time as hereinafter set forth.

          (4) The exercise of this Warrant shall be effected through the presentation and surrender of the Warrant to the Company at its principal office, or at the office of its stock transfer agent, if any, with the Purchase Form annexed hereto duly executed and accompanied by payment of the Exercise Price for the number of Warrant Shares specified in such form. As soon as practicable after each such exercise of this Warrant, but not later than seven days from the date of such exercise, the Company shall issue and deliver to the Holder a certificate or certificates for the Warrant Shares issuable upon such exercise, registered in the name of the Holder or its designee. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the Warrant Shares purchasable thereunder. Upon receipt by the Company of this Warrant at its office, or by the stock transfer agent of the Company at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Series A Preferred Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Series A Preferred Stock shall not then be physically delivered to the Holder. The Company shall pay all documentary, stamp or similar taxes and other governmental charges that may be imposed with respect to the issuance of this Warrant, or the issuance or delivery of any shares of Series A Preferred Stock upon exercise of this Warrant; provided, however, that if shares of Series A Preferred Stock are to be delivered in a name other than the name of the registered holder of the Warrant being exercised, then no such delivery shall be made unless the person requesting the same has paid to the Company the amount of transfer taxes or charges incident thereto, if any.

     (b) RESERVATION OF SHARES; FULLY PAID AND NONASSESSABLE; ETC. The Company shall at all times reserve for issuance and/or delivery upon exercise of this Warrant such number of shares of its Series A Preferred Stock as shall be required for issuance and delivery upon exercise of the Warrant. Upon such issuance the Warrant Shares shall be fully paid and nonassessable, free and clear of all liens, claims, taxes, encumbrances and charges whatsoever with respect to the issue thereof and free from all preemptive or similar rights.

     (c) FRACTIONAL SHARES. No fractional shares or script representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current market price of a share, which shall be deemed to be the closing price on the last business day prior to the date of exercise of this Warrant. The closing price shall be the average of the closing bid and ask prices of the Series A Preferred Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, National Market System, or, if the Series A Preferred Stock is listed or admitted for trading on a securities exchange, the average of the closing bid and ask prices of the Series A Preferred Stock on the principal exchange on which the Series A Preferred Stock is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the average of the closing bid and ask prices of the Series A Preferred Stock in the over-the-counter market. In the event that the market price cannot be determined as aforesaid, the Board of Directors of the Company shall determine the market price on the basis of such quotations as it in good faith considers appropriate.

     (d) EXCHANGE, TRANSFER, ASSIGNMENT OR LOSS OF WARRANT. This Warrant is exchangeable, without expense, at the option of the Holder, upon presentation and surrender hereof to the Company or at the office of its stock transfer agent, if any, for other warrants of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Series A Preferred Stock purchasable hereunder. Upon surrender of this Warrant to the Company at its principal office or at the office of its stock transfer agent, if any, with the Assignment Form annexed hereto duly executed and funds sufficient to pay any transfer tax, the Company shall, without charge, execute and deliver a new Warrant in the name of the assignee named in such instrument of assignment and this Warrant shall promptly be cancelled. This Warrant may be divided or combined with other warrants which carry the same rights upon presentation hereof at the principal office of the Company or at the office of its stock transfer agent, if any, together with a written notice specifying the names and denominations in which new Warrants are to be issued and signed by the Holder hereof. The term "Warrant" as used herein includes any Warrants into which this Warrant may be divided or exchanged. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed, or mutilated shall be at any time enforceable by anyone.

     (e) RIGHTS OF THE HOLDER. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder in the Company, either at law or equity, and the rights of the Holder are limited to those expressed in the Warrant and are not enforceable against the Company except to the extent set forth herein.

     (f) ANTI-DILUTION PROVISIONS. As provided in the introductory paragraph of this Warrant, the Exercise Price in effect at any time may be decreased but may not be increased, and the number and kind of securities purchasable upon the exercise of this Warrant may be increased but not decreased from time to time upon the happening of any of the following events if either or both such adjustments would be required upon application of the following provisions; PROVIDED that the foregoing shall not prevent an increase in the Exercise Price or a decrease in the number and kind of securities purchasable upon the exercise of this Warrant in the event of a stock split by the Company:

          (1) In case the Company shall (i) pay a dividend or make a distribution on any shares of its capital stock in shares of its Series A Preferred Stock, (ii) subdivide its outstanding shares of Series A Preferred Stock into a greater number of shares, (iii) combine its outstanding shares of Series A Preferred Stock into a smaller number of shares, or (iv) issue by reclassification of its Series A Preferred Stock any shares of its capital stock, the Exercise Price in effect immediately prior to such action shall be adjusted so that the Holder may receive the number of shares of Series A Preferred Stock of the Company which he would have owned immediately following such action if he had exercised this Warrant immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

          (2) In case the Company distributes any rights or warrants to all holders of its Series A Preferred Stock entitling them for a period expiring within 60 days after the record date mentioned below to purchase shares of Series A Preferred Stock at a price (the "Subscription Price") less than the current market price of such Series A Preferred Stock (as defined in Subsection
(8) below) on the record date, the Exercise Price shall be adjusted so that the same shall equal the price determined by multiplying the Exercise Price in effect immediately prior to the date of such issuance by a fraction, the numerator of which shall be the sum of the number of shares of Series A Preferred Stock outstanding on the record date mentioned below and the number of additional shares of Series A Preferred Stock which the aggregate offering price of the total number of shares of Series A Preferred Stock so offered would purchase at such current market price per share of the Series A Preferred Stock, and the denominator of which shall be the sum of the number of shares of Series A Preferred Stock outstanding on such record date and the number of additional shares of Series A Preferred Stock offered for subscription or purchase.

Such adjustment shall be made successively whenever such rights or warrants are issued and shall become effective immediately. After the expiration of such rights or warrants the Exercise Price shall be readjusted to the Exercise Price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Series A Preferred Stock (or securities convertible into Series A Preferred Stock) actually delivered.

          (3) In case the Company shall hereafter distribute to all holders of its Series A Preferred Stock (i) any shares of any class of capital stock of the Company other than its Series A Preferred Stock, (ii) any evidence of indebtedness of the Company or any subsidiary of the Company (excluding cash dividends or distributions and dividends or distributions referred to in Subsection (1) above), (iii) any other assets of the Company, or (iv) any rights, options or warrants (excluding those referred to in Subsection (2) above), then in each such case the Exercise Price in effect thereafter shall be determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the current market price per share of Series A Preferred Stock (as defined in Subsection (8) below) on the record date mentioned below, less the fair market value on such record date (as determined by the Company's Board of Directors) of said capital stock, assets or evidences of indebtedness so distributed or of such rights, options or warrants applicable to one share of Series A Preferred Stock, and the denominator of which shall be the current market price per share of Series A Preferred Stock on such record date. Such adjustment shall be made successively whenever such a record date is fixed. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

          (4) In case the Company shall issue shares of its Series A Preferred Stock excluding shares issued (i) in any of the transactions described in Subsection (1) above, (ii) upon exercise of options granted to the Company's employees under a plan or plans adopted by the Company's Board of Directors and approved by its stockholders, if such shares would otherwise be included in this Subsection (4) (but only to the extent that the exercise price per share of such options is not less than the current market price per share of Series A Preferred Stock (as defined in Subsection (8) below) on the date of grant), (iii) pursuant to those certain Purchase Agreements dated as of March 31, 1998, by and among the Company, the Holder and certain other parties listed on the signature pages thereto, (iv) pursuant to that certain Warrant to Purchase 241,000 Shares of Series A Preferred Stock issued concurrently herewith to BancBoston Capital Inc., (v) to stockholders of any corporation which merges into the Company in proportion to their stock holdings of such corporation immediately prior to such merger, upon such merger, (vi) in a bona fide public offering pursuant to a firm commitment underwriting where the offering price per share of Series A Preferred Stock offered is not less than the current market price per share of Series A Preferred Stock (as defined in Subsection (8) below) on the date of such issuance, but only if no adjustment is required pursuant to any other specific subsection of this Section (f) (without regard to Subsection (9) below) with respect to the transaction giving rise to such rights, for a consideration per share (the "Offering Price") less than the current market price per share (as defined in Subsection (8) below) on the date the Company fixes the offering price of such additional shares, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Series A Preferred Stock outstanding immediately prior to the issuance of such additional shares and the number of shares of Series A Preferred Stock which the aggregate consideration received determined as provided in Subsection (7) below for the issuance of such additional shares would purchase at such current market price per share of Series A Preferred Stock, and the denominator of which shall be the number of shares of Series A Preferred Stock outstanding immediately after the issuance of such additional shares.

          (5) In case the Company shall issue any securities convertible into or exchangeable for its Series A Preferred Stock (including warrants or options to purchase Series A Preferred Stock) excluding securities issued in transactions described in Subsections (2) and (3) above for a consideration per share of Series A Preferred Stock (the "Conversion Price") initially deliverable upon conversion or exchange of such securities determined as provided in Subsection (7) below less than the current market price per share (as defined in Subsection (8) below) in effect immediately prior to the issuance of such securities, the Exercise Price shall be adjusted immediately thereafter so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the sum of the number of shares of Series A Preferred Stock outstanding immediately prior to the issuance of such securities and the number of shares of Series A Preferred Stock which the aggregate consideration received determined as provided in Subsection (7) below for such securities would purchase at such current market price per share of Series A Preferred Stock, and the denominator of which shall be the sum of the number of shares of Series A Preferred Stock outstanding immediately prior to such issuance and the maximum number of shares of Series A Preferred Stock of the Company deliverable upon conversion of or in exchange for such securities at the initial conversion or exchange price or rate.

          (6) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsections (1), (2), (3), (4) and (5) above, the number of Warrant Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Warrant Shares then issuable upon exercise of this Warrant by the Exercise Price then in effect and dividing the product so obtained by the Exercise Price, as adjusted.

          (7) For the purpose of any computation under Subsections (4) and (5) above, the following shall apply:

               (A) in the case of the issuance of shares of Series A Preferred Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Company for any underwriting of the issue or otherwise in connection therewith;

               (B) in the case of the issuance of shares of Series A Preferred Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors of the Company (irrespective of the accounting treatment thereof) on the basis of a record of values of similar property or services; and

               (C) in the case of the issuance of securities convertible into or exchangeable for shares of Series A Preferred Stock, the aggregate consideration received therefor shall be deemed to be the consideration received by the Company for the issuance of such securities plus the additional minimum consideration, if any, to be received by the Company upon the conversion or exchange thereof, in each case to be determined in the same manner as provided in clauses (A) and (B) of this Subsection (7).

          (8)  For the purpose of any computation under Subsections (2), (3),
(4) and (5) above, the current market price per share of Series A Preferred Stock at any date shall be deemed to be the average of the closing prices for 30 consecutive business days commencing 45 business days before such date. The closing price for each day shall be the average of the closing bid and ask prices of the Series A Preferred Stock as reported by the National Association of Securities Dealers, Inc. Automated Quotation System, National Market System, or, if the Series A Preferred Stock is listed or admitted for trading on a securities exchange, the average of the closing bid and ask prices of the Series A Preferred Stock on the principal exchange on which the Series A Preferred Stock is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if neither so reported or listed or admitted for trading, the average of the closing bid and ask prices of the Series A Preferred Stock in the over-the-counter market. In the event that the market price cannot be determined as aforesaid, the Board of Directors of the Company shall determine the market price on the basis of such quotations as it in good faith considers appropriate.

          (9) No adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least one percent in such price; provided, however, that any adjustments which by reason of this Subsection (6) are not required to be made shall be carried forward and taken into account in any subsequent adjustment required to be made hereunder. All calculations under this Section (f) shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything in this Section
(f) to the contrary notwithstanding, the Company shall be entitled, but shall not be required, to make such changes in the Exercise Price, in addition to those required by this Section (f), as it shall determine, in its sole discretion, to be advisable in order that any dividend or distribution in shares of Series A Preferred Stock, or any subdivision, reclassification or combination of Series A Preferred Stock, hereafter made by the Company shall not result in any Federal income tax liability to the holders of Series A Preferred Stock or securities convertible into Series A Preferred Stock (including this Warrant).

          (10) Whenever the Exercise Price is adjusted, as herein provided, the Company shall promptly but no later than 10 days after any request for such an adjustment by the Holder, cause a notice setting forth the adjusted Exercise Price and adjusted number of Warrant Shares issuable upon exercise of each Warrant, and if requested, information describing the transactions giving rest to such adjustments, to be mailed to the Holders at their last addresses appearing in the Warrant Register, and shall cause a certified copy thereof to be mailed to its transfer agent, if any. In the event the Company does not provide the Holder with such notice and information within 10 days of a request by the Holder, then notwithstanding the provisions of this Section (f), the Exercise Price shall be immediately adjusted to equal the lowest Offering Price, Subscription Price or Conversion Price, as applicable, since the date of this Warrant, and the number of shares issuable upon exercise of this Warrant shall be adjusted accordingly. The Company may retain a firm of independent certified public accountants selected by the Board of Directors (who may be the regular accountants employed by the Company) to make any computation required by this Section (f), and a certificate signed by such firm shall be conclusive evidence of the correctness of such adjustment.

          (11) In the event that at any time, as a result of an adjustment made pursuant to Subsection (1) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Series A Preferred Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Series A Preferred Stock contained in Subsections (1) to (6), inclusive above.

          (12) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.

          (13) Notwithstanding the foregoing, in no event shall the Exercise Price be adjusted pursuant to this Section (f) to an amount in excess of the Exercise Price then in effect, except in the case of a reverse-split or other combination of the outstanding shares of Series A Preferred Stock.

     (g) OFFICERS CERTIFICATE. Whenever the Exercise Price shall be adjusted as required by the provisions of the foregoing Section, the Company shall forthwith file in the custody of its Secretary or an Assistant Secretary at its principal office and with its stock transfer agent, if any, an officer's certificate showing the adjusted Exercise Price determined as herein provided, setting forth in reasonable detail the facts requiring such adjustment, including a statement of the number of additional shares of Series A Preferred Stock, if any, and such other facts as shall be necessary to show the reason for and the manner of computing such adjustment. Each such officer's certificate shall be made available at all reasonable times for inspection by the Holder or any holder of a Warrant executed and delivered pursuant to Section (a) and the Company shall, forthwith after each such adjustment, mail a copy by certified mail of such certificate to the Holder or any such holder.

     (h) NOTICES TO WARRANT HOLDERS. So long as this Warrant shall be outstanding, (i) if the Company shall pay any dividend or make any distribution upon the Series A Preferred Stock, or (ii) if the Company shall offer to the holders of Series A Preferred Stock for subscription or purchase by them any share of any class or any other rights, or (iii) if any capital reorganization of the Company, reclassification of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or transfer of all or substantially all of the property and assets of the Company to another corporation, or voluntary or involuntary dissolution, liquidation or winding up of the Company shall be effected, or (iv) if action is to be taken by holders of the Company's Series A Preferred Stock at a meeting or by written consent, then in any such case, the Company shall cause to be mailed by certified mail to the Holder, at least fifteen days prior the date specified in (x), (y) or (z) below or, if earlier, the date a notice is sent to the holders of the Company's Series A Preferred Stock with respect to such action, as the case may be, a notice containing a brief description of the proposed action and stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, conveyance, lease, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which the holders of Series A Preferred Stock or other securities shall receive cash or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up, or (z) the stockholder action whether at a meeting or by written consent is to take place.

     (i) RECLASSIFICATION, REORGANIZATION OR MERGER. In case of any reclassification, capital reorganization or other change of outstanding shares of Series A Preferred Stock of the Company, or in case of any consolidation or merger of the Company with or into another corporation (other than a merger with a subsidiary in which merger the Company is the continuing corporation and which does not result in any reclassification, capital reorganization or other change of outstanding shares of Series A Preferred Stock issuable upon exercise of this Warrant) or in case of any sale, lease or conveyance to another entity of the property of the Company as an entirety or substantially as an entirety, the Company or such successor, leasing or purchasing entity, as the case may be, shall as a condition precedent to such transaction, cause effective provisions to be made so that the Holder shall have the right thereafter by exercising this Warrant at any time prior to the expiration of the Warrant, to purchase the kind and number of shares of stock and other securities and amount of property receivable upon such reclassification, capital reorganization and other change, consolidation, merger, sale or conveyance by a holder of the number of shares of Series A Preferred Stock which might have been purchased upon exercise of this Warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance. Any such provision shall include provision for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Warrant. The foregoing provisions of this Section (i) shall similarly apply to successive reclassifications, capital reorganizations and changes of shares of Series A Preferred Stock and to successive consolidations, mergers, sales or conveyances. In the event that in connection with any such capital reorganization or reclassification, consolidation, merger, sale or conveyance, additional shares of Series A Preferred Stock shall be issued in exchange, conversion, substitution or payment, in whole or in part, for a security of the Company other than Series A Preferred Stock, any such issue shall be treated as an issue of Series A Preferred Stock covered by the provisions of Subsection (1) of Section (f) hereof.

     (j) MISCELLANEOUS. This Warrant contains the entire agreement of the Holder and the Company with respect to the subject matter hereof, and no provision of this Warrant may be amended, modified, supplemented, changed, waived, discharged or terminated unless both parties consent thereto in writing. In case any one or more of the provisions contained in this Warrant should be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. This Warrant shall be binding upon and inure to the benefit of the Holder, the Company and their respective successors and assigns. This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

     IN WITNESS WHEREOF, the parties have executed this Warrant as of the day and year below written.



Dated:  March 31, 1998


                                   EXCEL LEGACY CORPORATION


                                   By:    /s/ GARY B. SABIN
                                          -----------------------------------
                                   Name:  GARY B. SABIN
                                          -----------------------------------
                                   Title: PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          -----------------------------------



                                   SOUTHEASTERN ASSET MANAGEMENT,
                                   INC.


                                   By:    /s/ CHARLES D. REAVES
                                          -----------------------------------
                                   Name:  CHARLES D. REAVES
                                          -----------------------------------
                                   Title: VICE PRESIDENT AND GENERAL COUNSEL
                                          -----------------------------------

                                    PURCHASE FORM



                                                         Dated
                                                               ----------, ----


     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing _____________ shares of Series A Preferred Stock and hereby makes payment of _____________ in payment of the actual exercise price thereof.




Signature
          ----------------------------

                                   ASSIGNMENT FORM



     FOR VALUE RECEIVED, ____________________ hereby sells, assigns and transfers unto


Name
     --------------------------------

(Please typewrite or print in block letters)



Address
        ------------------------------


the right to purchase Series A Preferred Stock represented by this Warrant to the extent of _______________ shares as to which such right is exercisable and does hereby irrevocably constitute and appoint _______________ Attorney, to transfer the same on the books of the Company with full power of substitution in the premises.



Date
     --------------, ------



Signature
          ----------------------------




                                         B-1